Exhibit 99.1
FOR IMMEDIATE RELEASE

Tribune Publishing Co. Appoints Timothy E. Ryan As Publisher & CEO
Of the Los Angeles Times and The San Diego Union-Tribune

CHICAGO, Sept. 8, 2015 – Tribune Publishing Co. (NYSE:TPUB) today announced that Timothy E. Ryan, an accomplished media executive who has served as Publisher & CEO of The Baltimore Sun and The Morning Call, has been appointed as Publisher & CEO of the Los Angeles Times and The San Diego Union-Tribune. Ryan, who is relocating to Los Angeles, will also serve as CEO of the Company’s California News Group and will report to Tribune Publishing CEO Jack Griffin.

Austin Beutner, who most recently held these positions, is departing the Company effective immediately. Under Beutner’s leadership, the Los Angeles Times re-launched the “California” section and introduced a number of civic-minded initiatives, including “Emerging U.S.,” “Education Matters,” and “The California Conversation” with KCETLink Media Group.

“The California News Group is a critical component of our Company’s portfolio and business strategy, and the Los Angeles Times and The San Diego Union-Tribune are world-class institutions with deep connections to the communities they serve,” Griffin said. “Tim Ryan is one of the country’s most-accomplished publishing executives. His operational expertise and proven leadership have produced numerous innovations at The Baltimore Sun and The Morning Call. Tim’s successful track record of strategic acquisitions, revenue diversification and digital transformation are successful models for the industry and for our Company.”

“It is a privilege to lead the iconic Los Angeles Times and The San Diego Union-Tribune,” Ryan said. “Southern California’s influence extends well beyond the region and helps shape the world’s future. I am committed to ensuring that these brands continue their legacy of world-class journalism and grow their already-significant voices to drive deeper engagement with consumers and marketers across all platforms.”

Throughout his 30-year career, Ryan has earned distinction in leadership positions at some of the nation’s most-important media brands, including the Chicago Tribune and The Philadelphia Inquirer.

Ryan was appointed Publisher & CEO of The Baltimore Sun in 2007 and assumed the additional duties of Publisher & CEO of The Morning Call in 2010. In 2014, Ryan spearheaded the acquisition of newspapers in Maryland, including The Capital in Annapolis. This successful transaction and integration have served as the template for similar Tribune Publishing acquisitions in Illinois and, most recently, in Southern California.

In May 2015, Tribune Publishing acquired The San Diego Union-Tribune as well as nine community weeklies and related digital properties and formed the California News Group. The California News Group comprises the flagship Los Angeles Times and The San Diego Union-Tribune and nine community weeklies and digital properties.

About Tribune Publishing
Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa.; and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

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